FUND TYPE:
--------------------
GLOBAL DEBT

INVESTMENT OBJECTIVE:
--------------------
TOTAL RETURN, MADE UP
OF CURRENT INCOME AND
CAPITAL APPRECIATION

PRUDENTIAL
GLOBAL LIMITED
MATURITY FUND, INC.
--------------------------
LIMITED MATURITY PORTFOLIO

PROSPECTUS DATED JANUARY 22, 1999

As with all mutual funds, the Securities and Exchange Commission has not approved the Fund's shares, nor has the SEC determined that this prospectus is complete or accurate. It is a criminal offense to state otherwise.

[LOGO]

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TABLE OF CONTENTS
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1  RISK/RETURN SUMMARY
1  Investment Objective and Principal Strategies
1  Principal Risks
2  Evaluating Performance
3  Fees and Expenses

6  HOW THE FUND INVESTS
6  Investment Objective and Policies
8  Other Investments
10 Derivative Strategies
11 Additional Strategies
12 Investment Risks

16 HOW THE FUND IS MANAGED
16 Manager
16 Investment Adviser
16 Portfolio Managers
17 Distributor
17 Year 2000 Readiness Disclosure

18 FUND DISTRIBUTIONS AND TAX ISSUES
18 Distributions
19 Tax Issues
20 If You Sell or Exchange Your Shares

22 HOW TO BUY, SELL AND EXCHANGE SHARES OF THE FUND
22 How to Buy Shares
30 How to Sell Your Shares
34 How to Exchange Your Shares

36 FINANCIAL HIGHLIGHTS
37 Class A Shares
38 Class B Shares
39 Class C Shares
40 Class Z Shares

42 THE PRUDENTIAL MUTUAL FUND FAMILY

   FOR MORE INFORMATION (BACK COVER)

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LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852

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RISK/RETURN SUMMARY
--------------------------------------------------------------------------------

This section highlights key information about the PRUDENTIAL GLOBAL LIMITED MATURITY FUND, INC.--LIMITED MATURITY PORTFOLIO, which we refer to as "the Fund." Additional information follows this summary.

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES

Our investment objective is to maximize TOTAL RETURN, made up of CURRENT INCOME and CAPITAL APPRECIATION. We normally invest in income-producing securities of issuers in at least five different countries, including the United States. To achieve our income objective, we look for investment-grade securities denominated in U.S. dollars and foreign currencies. The Fund may invest up to 20% of its assets in noninvestment-grade securities--also known as high yield or "junk bonds"--which have a higher risk of default and tend to be less liquid. While we make every effort to achieve our objective, we can't guarantee success.

PRINCIPAL RISKS

Although we try to invest wisely, all investments involve risk. Since the Fund invests primarily in bonds, there is the risk that interest rates will go up significantly, which generally causes bond prices to go down. Bonds with longer maturity dates typically produce higher yields and are subject to greater price shifts as a result of changes in interest rates than bonds with shorter maturity dates.

     Bond prices and the Fund's net asset value generally move in opposite directions--if interest rates go up, the prices of the bonds in the Fund's portfolio may fall because the bonds the Fund holds won't, as a rule, pay as well as the newer bonds issued. Bonds that are issued when interest rates are high generally increase in value when interest rates fall. There is also the risk that the borrower will not repay the debt. In addition, the Fund may actively and frequently trade its portfolio securities.

     Since we invest in foreign securities, there are more risks than if we invested only in obligations of the U.S. government and U.S. corporations. The amount of income available for distribution may be affected by our foreign currency gains or losses and certain hedging activities. Foreign markets,

[SIDENOTE]
--------------------------------------------------------------------------------
MULTI-MARKET  STRATEGY
In deciding  when to buy or sell, we consider a country's economic  strength as well as the relationship of its currency to the U.S. dollar, credit quality and interest rates. Sometimes we may invest more than 25% of the
Fund's total assets in one country if we think it will help the Fund achieve its investment objective.
--------------------------------------------------------------------------------

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RISK/RETURN SUMMARY
--------------------------------------------------------------------------------

especially those in developing countries, tend to be more volatile than U.S. markets and changes in currency exchange rates can reduce or increase market performance.

     The Fund is non-diversified, meaning we can invest more than 5% of our assets in the securities of any one issuer. Investing in a non-diversified mutual fund involves greater risk than investing in a diversified fund.

     The Fund may use risk management techniques to try to preserve assets or enhance return. These strategies may present above average risks. Derivatives may not fully offset the underlying positions and this could result in losses to the Fund that would not otherwise have ocurred. Some of our investment strategies involve additional risks. Like any mutual fund, an investment in the Fund could lose value, and you could lose money. For more detailed information about the risks associated with the Fund, see "Investment Risks."

     An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

EVALUATING PERFORMANCE

A number of factors--including risk--affect how the Fund performs. The following bar chart and table show the Fund's performance for each full calendar year of operation. They demonstrate the risk of investing in the Fund and how returns can change from year to year. Past performance does not mean that the Fund will achieve similar results in the future.


ANNUAL RETURNS(1) (CLASS B SHARES)
--------------------------------------------------------------------------------
     1991       9.68%
     1992      -1.01%
     1993       7.08%
     1994      -5.13%
     1995       8.38%
     1996      11.98%
     1997       3.28%
     1998       2.88%

 BEST QUARTER: 4.06% (4th quarter of 1996) WORST QUARTER: -5.67%
 (3rd quarter of 1992)

--------------------------------------------------------------------------------
(1) THESE ANNUAL RETURNS DO NOT INCLUDE SALES CHARGES. IF THE SALES CHARGES WERE INCLUDED, THE ANNUAL RETURNS WOULD BE LOWER THAN THOSE SHOWN.

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2  LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852


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RISK/RETURN SUMMARY
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

AVERAGE ANNUAL RETURNS(1) AS OF 12/31/98
--------------------------------------------------------------------------------
                              1 YR        5 YRS          SINCE INCEPTION
  Class A shares             (.56)%        4.07%    4.83% (Since 11-1-90)
  Class B shares             (.12)%        4.12%    4.50% (Since 11-1-90)
  Class C shares               .85%         N/A     5 43% (Since 8-1-94)
  Class Z shares              3.68%         N/A     4.26% (Since 1-27-97)
  Morgan GSTI(2)             11.16%        6.60%              N/A
  Lipper Average(3)           6.23%        5.57%              N/A

(1) THE FUND'S RETURNS ARE AFTER DEDUCTION OF SALES CHARGES AND EXPENSES.

(2) THE J. P. MORGAN GLOBAL SHORT-TERM INDEX (GSTI) IS A WEIGHTED INDEX OF LIQUID, SHORT-TERM GOVERNMENT BONDS OF THE FOLLOWING NATIONS: BELGIUM, SWEDEN, GERMANY, AUSTRALIA, CANADA, DENMARK, FRANCE, ITALY, JAPAN, THE NETHERLANDS, SPAIN, THE UNITED STATES AND THE UNITED KINGDOM. THE GSTI
    IS AN UNMANAGED INDEX AND CHANGES IN MARKET CAPITALIZATION IN THE GSTI
    ARE REVISED MONTHLY. THESE RETURNS DO NOT INCLUDE THE EFFECT OF ANY
    SALES CHARGES. THE SECURITIES IN THE GSTI MAY BE VERY DIFFERENT FROM
    THOSE IN THE FUND. THESE RETURNS WOULD BE LOWER IF THEY INCLUDED THE
    EFFECT OF SALES CHARGES. GSTI RETURNS SINCE INCEPTION OF EACH CLASS ARE 7.02% FOR CLASS A, 7.02% FOR CLASS B, 6.65% FOR CLASS C AND 6.18% FOR CLASS Z SHARES. SOURCE: LIPPER, INC.

(3) THE LIPPER AVERAGE IS BASED ON THE AVERAGE RETURN OF ALL MUTUAL FUNDS IN THE LIPPER GLOBAL INCOME CATEGORY AND DOES NOT INCLUDE THE EFFECT OF ANY SALES CHARGES. AGAIN, THESE RETURNS WOULD BE LOWER IF THEY INCLUDED THE EFFECT OF SALES CHARGES. LIPPER RETURNS SINCE INCEPTION OF EACH CLASS ARE 7.23% FOR CLASS A, 7.23% FOR CLASS B, 7.85% FOR CLASS C AND 5.31% FOR CLASS Z SHARES. SOURCE: LIPPER, INC.

FEES AND EXPENSES

These tables show the sales charges, fees and expenses for each share class of the Fund--Class A, B, C and Z. Each share class has different sales charges--known as loads--and expenses, but represents an investment in the same fund. Class Z shares are available only to a limited group of investors. For more information about which share class may be right for you, see "How to Buy, Sell and Exchange Shares of the Fund."


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                                                                               3

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RISK/RETURN SUMMARY
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SHAREHOLDER FEES(1) (PAID DIRECTLY FROM YOUR INVESTMENT)
--------------------------------------------------------------------------------


                                                CLASS A     CLASS B    CLASS C  CLASS Z

  Maximum sales charge (load) imposed on
  purchases (as a percentage of offering price)     3%       None        1%     None
  Maximum deferred sales charge (load)
  (as a percentage of the lower of original
  purchase price or sale proceeds)                None         3%(2)     1%(3)  None
  Maximum sales charge (load) imposed
  on reinvested dividends and other
  distributions                                   None       None      None     None
  Redemption fees                                 None       None      None     None
  Exchange fee                                    None       None      None     None


  ANNUAL FUND OPERATING EXPENSES (DEDUCTED FROM FUND ASSETS)

--------------------------------------------------------------------------------

                                             CLASS A     CLASS B   CLASS C  CLASS Z

  Management fees                               .55%       .55%      .55%     .55%
  + Distribution and service (12b-1) fees       .30%(4)   1.00%(4)  1.00%(4)  None
  + Other expenses                              .66%       .66%      .66%     .66%
  = Total annual Fund operating expenses       1.51%      2.21%     2.21%    1.21%


(1) YOUR BROKER MAY CHARGE YOU A SEPARATE OR ADDITIONAL FEE FOR PURCHASES AND SALES OF SHARES.

(2) THE CONTINGENT DEFERRED SALES CHARGE (CDSC) FOR CLASS B SHARES DECREASES BY 1% ANNUALLY TO 1% IN THE THIRD AND FOURTH YEARS AND 0% IN THE FIFTH YEAR. CLASS B SHARES CONVERT TO CLASS A SHARES APPROXIMATELY FIVE YEARS AFTER PURCHASE.

(3) THE CDSC FOR CLASS C SHARES IS 1% FOR SHARES REDEEMED WITHIN 18 MONTHS OF PURCHASE.

(4) THE DISTRIBUTOR OF THE FUND HAS VOLUNTARILY REDUCED ITS DISTRIBUTION AND SERVICE FEES FOR CLASS A SHARES TO .15% OF 1% OF THE AVERAGE DAILY NET ASSETS OF THE CLASS A SHARES AND .75% OF 1% OF BOTH THE CLASS B AND CLASS C SHARES. THESE VOLUNTARY REDUCTIONS MAY BE TERMINATED AT ANY TIME WITHOUT NOTICE. WITH THESE REDUCTIONS, TOTAL ANNUAL FUND OPERATING EXPENSES ARE 1.36% FOR CLASS A SHARES AND 1.96% FOR BOTH CLASS B AND CLASS C SHARES.

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4  LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852

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RISK/RETURN SUMMARY
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EXAMPLE

This example will help you compare the fees and expenses of the Fund's different share classes and compare the cost of investing in the Fund with the cost of investing in other mutual funds.

     The example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

--------------------------------------------------------------------------------


                                      1 yr      3 yrs     5 yrs   10 yrs
  Class A shares                      $449       $763     $1099    $2047
  Class B shares                      $524       $791     $1185    $2130
  Class C shares                      $422       $784     $1273    $2619
  Class Z shares                      $123       $384     $ 665    $1466

     You would pay the following expenses on the same investment if you did not sell your shares:

--------------------------------------------------------------------------------


                                      1 yr      3 yrs     5 yrs   10 yrs
  Class A shares                      $449       $763     $1099    $2047
  Class B shares                      $224       $691     $1185    $2130
  Class C shares                      $322       $784     $1273    $2619
  Class Z shares                      $123       $384     $ 665    $1466

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                                                                               5

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HOW THE FUND INVESTS
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INVESTMENT OBJECTIVE AND POLICIES

The Fund's investment objective is to maximize TOTAL RETURN, made up of CURRENT INCOME and CAPITAL APPRECIATION. This means we seek investments that will increase in value, as well as pay the Fund interest and other income. While we make every effort to achieve our objective, we can't guarantee success.

    In pursuing our objective, we normally invest at least 65% of the Fund's total assets in INCOME-PRODUCING SECURITIES--these include U.S. government and agency securities, securities issued by foreign governments and their agencies and supranational organizations, corporate debt instruments, commercial paper, loan participationst, zero coupon securities, certificates of deposit, bankers' acceptances and time deposits. The Fund can invest up to 10% of its total assets in "stripped securities" combined with investments in similar U.S. government securities (securities where the principal or a scheduled interest payment is sold separately) of U.S. and foreign government debt securities. We also can buy equity-related securities such as common stock, preferred stock and convertible securities.

[SIDENOTE]
--------------------------------------------------------------------------------
THE EURO

On January 1, 1999, 11 of the 15 member states of the European Union introduced the "euro" as a common currency. During a three year transitional period, the euro will coexist with each participating state's currency. Beginning July 1, 2002, the euro is anticipated to become the sole currency of the member states. During the transition period, the Fund will treat the euro as a separate currency from that of any participating state.

The conversion may adversely affect the Fund if the euro does not take effect as planned; if a participating state withdraws from the European Monetary Union; or if the computing, accounting and trading systems used by the Fund's service providers or by entities with which the Fund or its service providers do business, are not capable of recognizing the euro as a distinct currency at the time of, and following, euro conversion. In addition, the conversion could cause markets to become more volatile.

--------------------------------------------------------------------------------


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6  LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852


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HOW THE FUND INVESTS
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     As a "global" fund, we usually invest in issuers from at least five different countries, including the U.S. Although the Fund adjusts this mix as market conditions and economic outlooks change, it typically invests at least 30% of its total assets in U.S. dollar-denominated securities and at least 50% of the Fund's assets in securities denominated in U.S., Canadian, Australian or New Zealand dollars. We may invest 25% or more of total assets in a particular country or countries. The Fund may invest in securities of developing countries, which may be subject to more abrupt or erratic market movements than those of developed countries.

     Most of the Fund's debt securities are "investment-grade." This means major rating services, like Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), have rated the securities within one of their four highest quality grades. Up to 20% of the Fund's total assets may be invested in lower-rated securities, which are riskier and considered "speculative." These high-yield or "junk" bonds have a minimum rating of B by Moody's or S&P or another major rating service at the time they are purchased. The Fund may continue to hold such a security if it is subsequently downgraded below B or is no longer rated by a major rating service. We also may invest in obligations that are not rated, but that we believe are of comparable quality to the obligations described above.

     The Fund has a weighted average maturity of more than two, but less than five years, with the maturity of individual securities generally not more than 10 years. The maturity of a bond is simply the number of years until the principal is due and payable. Weighted average maturity is calculated by adding the maturities of all of the bonds in a portfolio and dividing by the number of bonds on a weighted basis.

     The Fund may also use a variety of "hedging" strategies intended to help protect the value of the Fund's securities rather than to make a profit. These may include derivative transactions which are described in more detail in the Fund's Statement of Additional Information.

     For more information about this Fund and its investments, see "Investment Risks" and the Statement of Additional Information, "Description of the Fund, Its Investments and Risks." The Statement of Additional Information--which we refer to as the SAI--contains additional information about the Fund. To obtain a copy, see the back cover page of this prospectus.

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                                                                               7

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HOW THE FUND INVESTS
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     The Fund's investment objective is a fundamental policy that cannot be changed without shareholder approval. The Board can change investment policies that are not fundamental.

OTHER INVESTMENTS

We may also use the following investment strategies to increase the Fund's returns or protect its assets if market conditions warrant.

TEMPORARY DEFENSIVE INVESTMENTS AND CASH MANAGEMENT

Under normal circumstances, the Fund may invest in corporate debt securities, commercial paper, certificates of deposit, bankers' acceptances and time deposits of U.S. or foreign banks with assets of at least $500 million, obligations issued or guaranteed by the U.S. government and its agencies and foreign governments and their agencies. In response to adverse market, economic or political conditions, we may temporarily invest up to 100% of the Fund's assets in securities denominated in U.S. dollars or U.S. Treasury securities or hold cash. Investing heavily in these securities limits our ability to achieve capital appreciation, but can help to preserve the Fund's assets when the bond markets are volatile.

EQUITY-RELATED SECURITIES

The Fund may invest up to 10% of its assets in EQUITY-RELATED SECURITIES (including as part of the 10%, up to 5% in convertible securities). These include common stocks, nonconvertible preferred stocks, warrants and rights that can be exercised to obtain stock, investments in various types of business ventures, including partnerships and joint ventures, real estate investment trusts and similar securities like American Depositary Receipts (ADRs). ADRs are certificates representing the right to receive foreign securities that have been deposited with a U.S. bank (or a foreign branch of a U.S. bank). Convertible securities are bonds, debentures, corporate notes and preferred stocks that can be converted into the company's common stock or some other equity security.

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8  LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852

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HOW THE FUND INVESTS
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LOAN PARTICIPATIONS

The Fund may invest up to 5% of its total assets in high-quality participation interests in loans extended by banks to U.S. and foreign companies. In a typical corporate loan syndication, a number of lenders, usually banks (co-lenders), lend a corporate borrower a specified sum pursuant to the terms and conditions of a loan agreement. One of the co-lenders usually agrees to act as the agent bank with respect to the loan. The loan agreement among the corporate borrower and the co-lenders identifies the agent bank as well as sets forth the rights and duties of the parties. The agreement often (but not always) provides for the collateralization of the corporate borrower's obligations and includes various types of restrictive covenants which must be met by the borrower.

ZERO COUPON SECURITIES

We can invest up to 10% of total assets in ZERO COUPON SECURITIES. These are bonds that are sold for a price that is less than their stated value. Interest payments on a zero coupon bond are not made during the life of the bond, but at the bond's maturity, the holder gets the bond's stated value. The difference between the price paid for the bond and the amount paid to the holder at the bond's maturity is the holder's return. This type of security may experience greater fluctuation in value and less liquidity than similarly rated bonds that pay interest at regular intervals.

ADJUSTABLE/FLOATING RATE SECURITIES

The Fund can invest in adjustable or floating rate securities whose interest rate is calculated by reference to a specific index and is reset periodically. The value of adjustable or floating rate securities does not respond as quickly to changing interest rates as do fixed rate securities.

REPURCHASE AGREEMENTS

The Fund may also use REPURCHASE AGREEMENTS, where a party agrees to sell a security to the Fund and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for the Fund.

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                                                                               9


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HOW THE FUND INVESTS
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DERIVATIVE STRATEGIES

We may use alternative investment strategies--including investing in DERIVATIVES--to try to improve the Fund's returns or protect its assets, although we cannot guarantee that these strategies will work, that the instruments necessary to implement these strategies will be available or that the Fund will not lose money.
     Derivatives--such as futures, options, foreign currency forward contracts and options on futures--involve costs and can be volatile. With derivatives, the investment adviser tries to predict whether the underlying investment -- a security, market index, currency, interest rate or some other benchmark -- will go up or down at some future date. We may use derivatives to try to reduce risk or to increase return consistent with the Fund's overall investment objective. The investment adviser will consider other factors (such as cost) in deciding whether to employ any particular strategy or use any particular instrument. Any derivatives we use may not match the Fund's underlying holdings.
     Because we are a global fund and invest in securities denominated in different foreign currencies, we may use "currency hedges." Currency hedges can help protect the Fund's NAV from declining if a particular foreign currency were to decrease in value compared to the U.S. dollar.
     The Fund may invest without limit in commercial paper and other instruments that are "indexed" to certain specific foreign currency exchange rates. This means that the instrument's principal amount is adjusted upward or downward (but not below zero) to reflect changes in the exchange rate between two currencies from the time the instrument is outstanding until it matures. When the Fund purchases one of these instruments, it pays with the currency in which the instrument is denominated and, at maturity, it receives interest and principal payments in the same currency. These instruments offer the potential for realizing gains as a result of changes in foreign currency exchange rates that can be used to hedge (or cross-hedge) against a decline in the U.S. dollar value of the investments while providing an attractive money market rate of return.

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10 LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852

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HOW THE FUND INVESTS
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    For more information about these strategies, see the SAI, "Description of the Fund, Its Investments and Risks--Risk Management and Return Enhancement Strategies."

ADDITIONAL STRATEGIES

The Fund also follows certain policies when it BORROWS MONEY (the Fund can borrow up to 20% of the value of its total assets); LENDS ITS SECURITIES to others (the Fund can lend up to 30% of the value of its total assets, including collateral received in the transaction); and holds ILLIQUID SECURITIES (the Fund may hold up to 15% of its net assets in illiquid securities, including securities with legal or contractual restrictions, those without a readily available market and repurchase agreements with maturities longer than seven days). The Fund is "NONDIVERSIFIED," meaning it can invest more than 5% of its assets in the securities of any one issuer. The Fund is subject to certain investment restrictions that are fundamental policies, which means they cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.

PORTFOLIO TURNOVER

As a result of the strategies described above, the Fund may have an annual portfolio turnover rate of up to 200%. Portfolio turnover is generally the percentage found by dividing the lesser of portfolio purchases or sales by the monthly average value of the portfolio. High portfolio turnover (100% or more) results in higher brokerage commissions and other transaction costs and can affect the Fund's performance. It can also result in a greater amount of distributions as ordinary income rather than long-term capital gains.

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                                                                              11

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HOW THE FUND INVESTS
--------------------------------------------------------------------------------

INVESTMENT RISKS

As noted, all investments involve risk, and investing in the Fund is no exception. Since the Fund's holdings can vary significantly from broad market indices, performance of the Fund can deviate from performance of the indices. This chart outlines the key risks and potential rewards of the Fund's principal investments. See, too, "Description of the Fund, Its Investments and Risks" in the SAI.

INVESTMENT TYPE
% OF FUND'S ASSETS                       RISKS                            POTENTIAL REWARDS
-----------------                        -----                            -----------------

INCOME-PRODUCING                       > The Fund's share               > Bonds have generally
SECURITIES                               price, yield and                 outperformed money
                                         total return may                 market instruments
AT LEAST 65% OF TOTAL ASSETS             fluctuate in                     over the long term
                                         response to bond                 with less risk than
                                         market movements                 stocks


                                       > Credit risk--the               > Most bonds will rise
                                         default of an issuer             in value when
                                         would leave the Fund             interest rates fall
                                         with unpaid interest
                                         or principal. The
                                         lower a bond's
                                         quality, the higher
                                         its potential
                                         volatility
                                                                        > Regular interest income

                                       > Market risk--the               > Generally more
                                         risk that the market             secure than stock
                                         value of an investment           since companies must
                                         may move up or down,             pay their debts
                                         sometimes rapidly or             before paying
                                         unpredictably. Market            stockholders
                                         risks may affect an
                                         industry, a sector             > Investment-grade
                                         or the market as a               bonds have a lower
                                         whole                            risk of default


                                       > Interest rate                  > Principal and
                                         risk--the value of               interest on
                                         most bonds will fall             government
                                         when interest rates              securities may be
                                         rise; the longer a               guaranteed by the
                                         bond's maturity and              issuing government
                                         the lower its credit
                                         quality, the more              > Junk bonds offer
                                         its value typically              higher yields and
                                         falls. It can lead               higher potential
                                         to price volatility,             gains
                                         particularly for
                                         junk bonds and
                                         stripped securities

                                       > As a non-diversified
                                         fund, we will have
                                         greater exposure to
                                         loss from a single
                                         issuer

                                       > Not all government
                                         securities are
                                         insured or
                                         guaranteed by the
                                         government but only
                                         by the issuing
                                         agency

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12 LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852


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HOW THE FUND INVESTS
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

INVESTMENT TYPE (CONT'D)
% OF FUND'S ASSETS                       RISKS                            POTENTIAL REWARDS
------------------------                 -----                            -----------------

INCOME-PRODUCING                       > Junk bonds (rated BB/Ba or
SECURITIES (CONT'D)                      lower) have a higher risk of
                                         default, tend to be less
                                         liquid and may be more
                                         difficult to value.

                                       > Foreign markets,               > Investors can
FOREIGN SECURITIES                       economies and                    participate in
                                         political systems                foreign markets and
PERCENTAGE VARIES,                       may not be as stable             companies operating
BUT USUALLY IS GREATER                   as in the U.S.,                  in those markets
THAN 50% OF TOTAL ASSETS                 particularly those
                                         in developing                  > Changing value of
                                         countries                        foreign currencies

                                       > Currency                       > Opportunities for
                                         risk--changing                   diversification
                                         values of foreign
                                         currencies

                                       > Debt securities
                                         issued by
                                         supranational
                                         organizations or
                                         semi-governmental
                                         issuers may be
                                         backed by limited
                                         assets in the event
                                         of default

                                       > May be less
                                         liquid than U.S.
                                         stocks and bonds

                                       > Differences in
                                         foreign laws,
                                         accounting
                                         standards, public
                                         information, custody
                                         and settlement
                                         practices

                                       > Year 2000
                                         conversion may
                                         be more of a problem
                                         for some foreign
                                         issuers

-------------------------------------------------------------------------------------------------------
EQUITY-RELATED SECURITIES              > Individual stocks              > Historically,
                                         could lose value                 stocks have
UP TO 10% OF TOTAL                                                        out-performed other
ASSETS (INCLUDING UP                   > The equity                       investments
TO 5% IN CONVERTIBLE                     markets could go
SECURITIES)                              down resulting in a            > Generally,
                                         decline in value of              economic growth
                                         the Fund's                       means higher
                                         investments                      corporate profits,
                                                                          which leads to an
                                       > Companies that                   increase in stock
                                         pay dividends may                prices, known as
                                         not do so if they                capital appreciation
                                         don't have profits
                                         or adequate cash
                                         flow

--------------------------------------------------------------------------------
                                                                              13

--------------------------------------------------------------------------------
HOW THE FUND INVESTS
--------------------------------------------------------------------------------


INVESTMENT TYPE (CONT'D)
% OF FUND'S ASSETS                       RISKS                            POTENTIAL REWARDS
------------------------                 -----                            -----------------
EQUITY-RELATED                         > Changes in                      > May be a source
SECURITIES (CONT'D)                      economic or                       of dividend income
                                         political
                                         conditions, both
                                         domestic and
                                         international, may
                                         result in a decline
                                         in value of the
                                         Fund's investments

---------------------------------------------------------------------------------------------------------
DERIVATIVES                            > Derivatives such                > The Fund could
                                         as futures, options               make money and
PERCENTAGE VARIES                        and foreign currency              protect against
                                         forward contracts                 losses if the
                                         that are used for                 investment analysis
                                         hedging purposes may              proves correct
                                         not fully offset the
                                         underlying positions            > Derivatives that
                                         and this could                    involve leverage
                                         result in losses to               could generate
                                         the Fund that would               substantial gains at
                                         not have otherwise                low cost
                                         occurred*

                                       > Derivatives used                > One way to manage
                                         for risk management               the Fund's
                                         may not have the                  risk/return balance
                                         intended effects and              is by locking in the
                                         may result in losses              value of an
                                         or missed                         investment ahead of
                                         opportunities                     time

                                       > The other party                 > May be used to
                                         to a derivatives                  hedge against
                                         contract could                    changes in currency
                                         default                           exchange rates


                                       > Derivatives that
                                         involve leverage
                                         could magnify losses

                                       > Certain types of
                                         derivatives involve
                                         costs to the Fund
                                         that can reduce
                                         returns

---------------------------------------------------------------------------------------------------------

ILLIQUID SECURITIES                    > May be difficult                > May offer a more
                                         to value precisely                attractive yield or
UP TO 15% OF NET ASSETS                                                    potential for growth
                                       > May be difficult                  than more widely
                                         to sell at the time               traded securities
                                         or price desired

 --------------------------------------------------------------------------------------------------------

MONEY MARKET                           > Limits potential                > May preserve the
INSTRUMENTS                              for capital                       Fund's assets
                                         appreciation
UP TO 100% ON A
TEMPORARY BASIS                        > See Credit risk
                                         and Market risk
----------------------------------------------------------------------------------------------------------

* AN OPTION IS THE RIGHT TO BUY OR SELL SECURITIES IN EXCHANGE FOR A PREMIUM. A FUTURES CONTRACT IS AN AGREEMENT TO BUY OR SELL A SET QUANTITY OF AN UNDERLYING PRODUCT AT A FUTURE DATE, OR TO MAKE OR RECEIVE A CASH PAYMENT BASED ON THE VALUE OF A SECURITIES INDEX. A FOREIGN CURRENCY FORWARD CONTRACT IS AN OBLIGATION TO BUY OR SELL A GIVEN CURRENCY ON A FUTURE DATE AND AT A SET PRICE.

--------------------------------------------------------------------------------
14  LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852

--------------------------------------------------------------------------------
HOW THE FUND INVESTS
--------------------------------------------------------------------------------


INVESTMENT TYPE (CONT'D)
% OF FUND'S ASSETS
                                             RISKS                            POTENTIAL REWARDS
------------------------                     -----                            -----------------
LOAN PARTICIPATIONS                    > The Fund is also                > A source of income
                                         subject to the
                                         credit risk of the              > May offer right
                                         lender                            to receive
UP TO 5% OF NET ASSETS                 > See Credit risk and               principal, interest
                                         Market risk                       and fees without as
                                                                           much risk as a
                                                                           lender

----------------------------------------------------------------------------------------------------------
ZERO COUPON BONDS                      > Generates "phantom              > May lock in a
                                         income" for                       higher rate of
UP TO 10% OF NET ASSETS                  the Fund for tax                  return than is
                                         purposes although no              available in the
                                         income is paid                    marketplace at time
                                                                           of maturity

                                       > Typically subject
                                         to greater
                                         volatility and less
                                         liquidity in adverse
                                         markets than other
                                         income-producing
                                         securities

----------------------------------------------------------------------------------------------------------
ADJUSTABLE/FLOATING                    > Value lags value                > Can take
RATE SECURITIES                          of fixed rate                     advantage of rising
                                         securities when                   interest rates
PERCENTAGE VARIES                        interest rates
                                         change
----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                              15

--------------------------------------------------------------------------------
HOW THE FUND IS MANAGED
--------------------------------------------------------------------------------

MANAGER

PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC (PIFM)
GATEWAY CENTER THREE, 100 MULBERRY STREET
NEWARK, NJ 07102-4077

     Under a management agreement with the Fund, PIFM manages the Fund's investment operations and administers its business affairs. For the fiscal year ended October 31, 1998, the Fund paid PIFM management fees of .55% of the Fund's average net assets.

     As of December 31, 1998, PIFM served as the Manager to all 46 of the Prudential Mutual Funds, and as Manager or administrator to 22 closed-end investment companies, with aggregate assets of approximately $70.5 billion.

INVESTMENT ADVISER

The Prudential Investment Corporation, called Prudential Investments, is the Fund's investment adviser. Its address is Prudential Plaza, 751 Broad Street, Newark, NJ 07102. Prudential Investments has entered into a service agreement with PRICOA Asset Management Ltd. (PRICOA), a subsidiary of The Prudential Insurance Company of America, for the provision of investment advisory services to the Fund and compensates PRICOA for its reasonable costs and expenses in providing such services. PIFM has responsibility for all investment advisory services, supervises Prudential Investments and PRICOA and reimburses Prudential Investments for its reasonable costs and expenses.

     PRICOA, an indirect wholly-owned subsidiary of Prudential, is located at Cutlers Court, 115 Houndstitch, London EC3A 7BR, England. It was incorporated under U.K. law in January 1997 and as of December 31, 1998 had approximately $2.58 billion under management.

PORTFOLIO MANAGERS

The Fund is co-managed by J. Gabriel Irwin and Simon Wells.

     Gabriel Irwin and Simon Wells both joined Prudential Investments in April 1995 to lead the Global Fixed Income Group and have been co-managing the Fund since then. Before joining Prudential they were Senior Vice Presidents at Smith Barney Global Capital Management in London.

     Simon and Gabriel use a fundamental approach to international bond investing. They analyze worldwide macro-economic, political and social events and trends searching for opportunities they believe will offer attractive yields, as well as the potential for price appreciation.

--------------------------------------------------------------------------------
16  LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852

--------------------------------------------------------------------------------
HOW THE FUND IS MANAGED
--------------------------------------------------------------------------------

DISTRIBUTOR

Prudential Investment Management Services LLC (PIMS) distributes the Fund's shares under a Distribution Agreement with the Fund. The Fund has Distribution and Service Plans under Rule 12b-1 of the Investment Company Act. Under the Plans and the Distribution Agreement, PIMS pays the expenses of distributing the Fund's Class A, B, C and Z shares and provides certain shareholder support services. The Fund pays distribution and other fees to PIMS as compensation for its services for each class of shares other than Class Z. These fees--known as 12b-1 fees--are shown in the "Fees and Expenses" table.

YEAR 2000 READINESS DISCLOSURE

     The services provided to the Fund and the shareholders by the Manager, the Distributor, the Transfer Agent and the Custodian depend on the smooth functioning of their computer systems and those of outside service providers. Many computer software systems in use today cannot distinguish the year 2000 from the year 1900 because of the way dates are encoded and calculated. Such event could have a negative impact on handling securities trades, payments of interest and dividends, pricing and account services. Although, at this time there can be no assurance that there will be no adverse impact on the Fund, the Manager, the Distributor, the Transfer Agent and the Custodian have advised the Fund that they have been actively working on necessary changes to their computer systems to prepare for the year 2000. The Fund and its Board receive and have received since early 1998 satisfactory quarterly reports from the principal service providers as to their preparations for year 2000 readiness, although there can be no assurance that the service providers (or other securities market particpants) will successfully complete the necessary changes in a timely manner or that there will be no adverse impact on the Fund. Moreover, the Fund at this time has not considered retaining alternative service providers or directly undertaken efforts to achieve year 2000 readiness, the latter of which would involve substantial expenses without an assurance of success.

     Additionally, issuers of securities generally, as well as those purchased by the Fund, may confront year 2000 compliance issues which, if material and not resolved, could have an adverse impact on securities markets and/or a specific issuer's performance and result in a decline in the value of the securities held by the Fund.

--------------------------------------------------------------------------------
                                                                              17

--------------------------------------------------------------------------------
FUND DISTRIBUTIONS AND TAX ISSUES
--------------------------------------------------------------------------------

Investors who buy shares of the Fund should be aware of some important tax issues. For example, the Fund distributes DIVIDENDS of ordinary income and any realized net CAPITAL GAINS to shareholders. These distributions are subject to taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA) or some other qualified tax-deferred plan or account.

     Also, if you sell shares of the Fund for a profit, you may have to pay capital gains taxes on the amount of your profit, again unless you hold your shares in a qualified tax-deferred plan or account.

     The following briefly discusses some of the important federal tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.

DISTRIBUTIONS

The Fund declares daily and distributes DIVIDENDS of any net investment income to shareholders typically every month. For example, if the Fund owns Utopia government bonds and the bond pays income, the Fund will pay out a portion of this income to its shareholders, assuming the Fund's income is more than its costs and expenses. The dividends you receive from the Fund will be taxed as ordinary income, whether or not they are reinvested in the Fund.

     The amount of income available for distribution to shareholders will be affected by any foreign currency gains or losses generated by the Fund and cannot be predicted. This fact, coupled with the different tax and accounting treatment of certain currency gains and losses, increases the possibility that distributions, in whole or in part, may be a return of capital to shareholders.

     The Fund also distributes realized net CAPITAL GAINS to shareholders-- typically once a year--which are generated when the Fund sells its assets for a profit. For example, if the Fund bought 100 shares of ACME Corp. stock for a total of $1,000 and more than one year later sold the shares for a total of $1,500, the Fund has net long-term capital gains of $500, which it will pass on to shareholders (assuming the Fund's total gains are greater than any losses it may have). Capital gains are taxed differently depending on how long the Fund holds the security--if a security is held more than one year before it is sold, LONG-TERM capital gains are taxed at the rate of 20%, but if the security is held one year or less, SHORT-TERM capital gains are taxed at

--------------------------------------------------------------------------------
18  LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852

--------------------------------------------------------------------------------
FUND DISTRIBUTIONS AND TAX ISSUES
--------------------------------------------------------------------------------

ordinary income rates of up to 39.6%. Different rates apply to corporate shareholders.

     For your convenience, Fund distributions of dividends and capital gains are AUTOMATICALLY REINVESTED in the Fund without any sales charge. If you ask us to pay the distributions in cash, we will send you a check if your account is with the Transfer Agent. Otherwise, if your account is with a broker, you will receive a credit to your account. Either way, the distributions may be subject to taxes, unless your shares are held in a qualified tax-deferred plan or account. For more information about automatic reinvestment and other shareholder services, see "Step 4: Additional Shareholder Services" in the next section.

TAX ISSUES

FORM 1099

Every year, you will receive a FORM 1099, which reports the amount of dividends and capital gains we distributed to you during the prior year. If you own shares of the Fund as part of a qualified tax-deferred plan or account, your taxes are deferred, so you will not receive a Form 1099. However, you will receive a Form 1099 when you take any distributions from your qualified tax-deferred plan or account.

     Fund distributions are generally taxable to you in the calendar year they are received, except when we declare certain dividends in the fourth quarter and actually pay them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31 of the prior year. Corporate shareholders are eligible for the 70% dividends-received deduction for certain dividends.

WITHHOLDING TAXES

If you are subject to backup withholding, we will withhold and pay to the U.S. Treasury 31% of your distributions, or, if federal tax law requires you to provide the Fund with your tax identification number and certifications as to your tax status, and you fail to do this, we will withhold and pay to the U.S. Treasury 31% of your distributions and sale proceeds. Dividends of net investment income and short-term capital gains paid to a nonresident foreign shareholder generally will be subject to a U.S. withholding tax of 30%. This rate may be lower, depending on any tax treaty the U.S. may have with the shareholder's country.

--------------------------------------------------------------------------------
                                                                              19

--------------------------------------------------------------------------------
FUND DISTRIBUTIONS AND TAX ISSUES
--------------------------------------------------------------------------------

IF YOU PURCHASE JUST BEFORE RECORD DATE

If you buy shares of the Fund just before the record date (the date that determines who receives the distribution), that distribution will be paid to you. As explained above, the distribution may be subject to income or capital gains taxes. You may think you've done well, since you bought shares one day and soon after received a distribution. That is not so because when dividends are paid out, the value of each share of the Fund decreases by the amount of the dividend and the market changes (if any) to reflect the payout. The distribution you receive makes up for the decrease in share value. However, the timing of your purchase does mean that part of your investment came back to you as taxable income.

QUALIFIED RETIREMENT PLANS

Retirement plans and accounts allow you to defer paying taxes on investment income and capital gains. Contributions to these plans may also be tax deductible, although distributions from these plans generally are taxable. In the case of Roth IRA accounts, contributions are not tax deductible, but distributions from the plan may be tax-free. Please contact your financial adviser for information on a variety of Prudential Mutual Funds that are suitable for retirement plans offered by Prudential.

If You Sell or Exchange Your Shares

If you sell any shares of the Fund for a profit, you have REALIZED A CAPITAL GAIN, which is subject to tax, unless you hold shares in a qualified tax-deferred plan or account. The amount of tax you pay depends on how long you owned your shares. If you sell shares of the Fund for a loss, you may have a capital loss, which you may use to offset certain capital gains you have.

[SIDENOTE]
--------------------------------------------------------------------------------
                                               CAPITAL GAIN
                                        + $    (taxes owed)
               RECEIPTS
               FROM SALE                       OR

                                        - $    CAPITAL LOSS
                                               (offset against gain)

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
20 LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852

-------------------------------------------------------------------------------
FUND DISTRIBUTIONS AND TAX ISSUES
-------------------------------------------------------------------------------

     Exchanging your shares of the Fund for the shares of another Prudential Mutual Fund is considered a sale for tax purposes. In other words, it's a "taxable event." Therefore, if the shares you exchanged have increased in value since you purchased them, you have capital gains, which are subject to the taxes described above.

     Any gain or loss you may have from selling or exchanging Fund shares will not be reported on the Form 1099, however, proceeds from the sale or exchange will be reported on Form 1099-B. Therefore, unless you hold your shares in a qualified tax-deferred plan or account, you or your financial adviser should keep track of the dates on which you buy and sell--or exchange--Fund shares, as well as the amount of any gain or loss on each transaction. For tax advice, please see your tax adviser.

AUTOMATIC CONVERSION OF CLASS B SHARES

We have obtained a legal opinion that the conversion of Class B shares into Class A shares--which happens automatically approximately five years after purchase--is not a "taxable event" because it does not involve an actual sale of your Class B shares. This opinion, however, is not binding on the IRS. For more information about the automatic conversion of Class B shares, see "Class B Shares Convert to Class A Shares After Approximately Five Years" in the next section.

--------------------------------------------------------------------------------
                                                                              21

HOW TO BUY, SELL AND
-------------------------------------------------------------------------------
EXCHANGE SHARES OF THE FUND
-------------------------------------------------------------------------------

HOW TO BUY SHARES

STEP 1: OPEN AN ACCOUNT

If you don't have an account with us or a securities firm that is permitted to buy or sell shares of the Fund for you, call Prudential Mutual Fund Services LLC
(PMFS) at (800) 225-1852 or contact:

     PRUDENTIAL MUTUAL FUND SERVICES LLC
     ATTN: INVESTMENT SERVICES
     P.O. BOX 15020
     NEW BRUNSWICK, NJ 08906-5020

     To purchase by wire, call the number above to obtain an application. After PMFS receives your completed application, you will receive an account number. For additional information about purchasing shares of the Fund, see the back cover page of this prospectus. We have the right to reject any purchase order (including an exchange into the Fund) or suspend or modify the Fund's sale of its shares.

STEP 2: CHOOSE A SHARE CLASS

Individual investors can choose among Class A, Class B, Class C and Class Z shares of the Fund, although Class Z shares are available only to a limited group of investors.

     Multiple share classes let you choose a cost structure that meets your needs. With Class A shares, you pay the sales charge at the time of purchase, but the operating expenses each year are lower than the expenses of Class B and Class C shares. With Class B shares, you only pay a sales charge if you sell your shares within four years (that is why it is called a Contingent Deferred Sales Charge, or CDSC), but the operating expenses each year are higher than the Class A share expenses. With Class C shares, you pay a 1% front-end sales charge and a 1% CDSC if you sell within 18 months of purchase, but the operating expenses are also higher than the expenses for Class A shares.

     When choosing a share class, you should consider the following:

     > The amount of your investment

     > The length of time you expect to hold the shares and the impact of the varying distribution fees

--------------------------------------------------------------------------------
22 LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852

HOW TO BUY, SELL AND
-------------------------------------------------------------------------------
EXCHANGE SHARES OF THE FUND
-------------------------------------------------------------------------------

   > The different sales charges that apply to each share class--Class A's front-end sales charge vs. Class B's CDSC vs. Class C's lower front-end sales charge and low CDSC

   > Whether you qualify for any reduction or waiver of sales charges

   > Thefact that Class B shares automatically convert to Class A shares approximately five years after purchase

   > Whether you qualify to purchase Class Z shares

See "How to Sell Your Shares for a description of the impact of CDSCs."

SHARE CLASS COMPARISON. Use this chart to help you compare the Fund's different share classes. The discussion following this chart will tell you whether you are entitled to a reduction or waiver of any sales charges.


----------------------------------------------------------------------------------------
                               CLASS A          CLASS B           CLASS C       CLASS Z


Minimum Purchase Amount(1)     $1,000           $1,000            $2,500        None
Minimum amount for             $100             $100              $100          None
  subsequent purchases(1)

Maximum initial sales charge   3% of the        None              1% of the     None
                               public offering                    public
                               price                              offering
                                                                  price

Contingent Deferred Sales      None             If sold during:   1% on sales   None
  Charge (CDSC)(2)                              Year 1  3%        made within
                                                Year 2  2%        18 months
                                                Year 3  1%        of purchase(2)
                                                Year 4  1%
                                                Year 5  0%

Annual distribution and        .30 of 1%        1%                1%            None
  service (12b-1) fees shown   (.15 of 1%       (.75 of 1%        (.75 of 1%
  as a percentage of average   currently)       currently)        currently)
  net assets3


(1) THE MINIMUM INVESTMENT REQUIREMENTS DO NOT APPLY TO CERTAIN RETIREMENT AND EMPLOYEE SAVINGS PLANS AND CUSTODIAL ACCOUNTS FOR MINORS. THE MINIMUM INITIAL AND SUBSEQUENT INVESTMENT FOR PURCHASES MADE THROUGH THE AUTOMATIC INVESTMENT PLAN IS $50. FOR MORE INFORMATION, SEE "ADDITIONAL SHAREHOLDER SERVICES--AUTOMATIC INVESTMENT PLAN."

(2) FOR MORE INFORMATION ABOUT THE CDSC AND HOW IT IS CALCULATED, SEE "HOW TO SELL YOUR SHARES--CONTINGENT DEFERRED SALES CHARGE (CDSC)." CLASS C SHARES BOUGHT BEFORE NOVEMBER 2, 1998 HAVE A 1% CDSC IF SOLD WITHIN ONE YEAR.

(3) THESE DISTRIBUTION FEES ARE PAID FROM THE FUND'S ASSETS ON A CONTINUOUS BASIS. OVER TIME, THE FEES WILL INCREASE THE COST OF YOUR INVESTMENT AND MAY COST YOU MORE THAN PAYING OTHER TYPES OF SALES CHARGES. THE SERVICE FEE FOR CLASS A, CLASS B AND CLASS C SHARES IS .25 OF 1%. THE DISTRIBUTION FEE FOR CLASS A SHARES IS LIMITED TO .30 OF 1% (INCLUDING THE .25 OF 1% SERVICE
    FEE) AND IS .75 OF 1% FOR CLASS B AND CLASS C SHARES.

--------------------------------------------------------------------------------
                                                                              23

HOW TO BUY, SELL AND
--------------------------------------------------------------------------------
EXCHANGE SHARES OF THE FUND
--------------------------------------------------------------------------------

REDUCING OR WAIVING CLASS A'S INITIAL SALES CHARGE

The following describes the different ways investors can reduce or avoid paying Class A's initial sales charge.

INCREASE THE AMOUNT OF YOUR INVESTMENT. You can reduce Class A's sales charge by increasing the amount of your investment. This table shows you how the sales charge decreases as the amount of your investment increases.

--------------------------------------------------------------------------------

                                       Sales charge As %      Sales charge As %        Dealer
  Amount Of Purchase                   of Offering Price     of Amount Invested      Reallowance

  Less than $100,000                        3.00%                  3.09%                 2.75%
  $100, 000 but less than $500,000          2.50%                  2.56%                 2.25%
  $500,000 but less than $1,000,000         2.00%                  2.04%                 1.75%
  $1,000,000 but less than $5,000,000*      0.00%                  0.00%                 0.70%
  $5,000,000 but less than $10,000,000      0.00%                  0.00%                 0.50%
  $10,000,000 and above                     0.00%                  0.00%                 0.25%

* IF YOU INVEST $1 MILLION OR MORE, YOU CAN BUY ONLY CLASS A SHARES, UNLESS YOU QUALIFY TO BUY CLASS Z SHARES.

     To satisfy the purchase amounts above, you can:

      >  invest with an eligible group of related investors;

      > buy the Class A shares of two or more Prudential Mutual Funds at the same time;

      > use your RIGHTS OF ACCUMULATION, which allow you to combine the value of Prudential Mutual Fund shares you already own with the value of the shares you are purchasing for purposes of determining the applicable sales charge (note: you must notify the Transfer Agent if you qualify for Rights of Accumulation); or

      > sign a LETTER OF INTENT, stating in writing that you or an eligible group of related investors will purchase a certain amount of shares in the Fund and other Prudential Mutual Funds within 13 months.

BENEFIT PLANS. Benefit Plans can avoid Class A's initial sales charge if the Benefit Plan has existing assets of at least $1 million invested in shares of Prudential Mutual Funds (excluding money market funds other than those acquired under the exchange privilege) or 250 eligible employees or participants. For these purposes, a Benefit Plan is a pension, profit-sharing or other employee benefit plan qualified under Section 401 of the Internal Revenue

--------------------------------------------------------------------------------
24 LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852

HOW TO BUY, SELL AND
--------------------------------------------------------------------------------
EXCHANGE SHARES OF THE FUND
--------------------------------------------------------------------------------

Code, a deferred compensation or annuity plan under Sections 403(b) and 457 of the Internal Revenue Code, a "rabbi" trust or a nonqualified deferred compensation plan sponsored by an employer that has a tax-qualified benefit plan with Prudential. Class A shares may also be purchased without a sales charge by participants who are repaying loans from Benefit Plans where Prudential (or its affiliates) provides administrative or recordkeeping services, sponsors the product or provides account services.

     Certain Prudential retirement programs--such as PruArray Association Benefit Plans and PruArray Savings Programs--may also be exempt from Class A's sales charge. For more information, see the SAI or contact your financial adviser. In addition, waivers are available to investors in certain programs sponsored by brokers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to

      > Mutual fund "wrap" or asset allocation programs where the sponsor places Fund trades and charges its clients a management, consulting or other fee for its services; and

      > Mutual fund "supermarket" programs where the sponsor links its customers' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

OTHER TYPES OF INVESTORS. Other investors pay no sales charge, including certain officers, employees or agents of Prudential and its affiliates, Prudential Mutual Funds, the subadvisers of the Prudential Mutual Funds and clients of brokers that have entered into a selected dealer agreement with the Distributor. To qualify for a reduction or waiver of the sales charge, you must notify the Transfer Agent or your broker at the time of purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Reduction and Waiver of Initial Sales Charge--Class A Shares."

WAIVING CLASS C'S INITIAL SALES CHARGE

BENEFIT PLANS. Benefit Plans (as defined above) may purchase Class C shares without paying an initial sales charge. Class C shares may also be purchased without an initial sales charge by participants who are repaying loans from Benefit Plans where Prudential (or its affiliates) provides administrative or recordkeeping services, sponsors the product or provides account services.

--------------------------------------------------------------------------------
                                                                              25

HOW TO BUY, SELL AND
--------------------------------------------------------------------------------
EXCHANGE SHARES OF THE FUND
--------------------------------------------------------------------------------

PRUDENTIAL RETIREMENT PLANS. The initial sales charge will be waived for purchases of Class C shares by both qualified and nonqualified retirement and deferred compensation plans participating in the PruArray Plan and other plans if Prudential also provides administrative or record-keeping services.

INVESTMENTS OF REDEMPTION PROCEEDS FROM OTHER INVESTMENT COMPANIES. The initial sales charge will be waived for purchases of Class C shares if the purchase is made with money from the redemption of shares of any unaffiliated investment company, as long as the shares were not held in an account at Prudential Securities Incorporated or one of its affiliates. These purchases must be made within 60 days of the redemption. To qualify for this waiver, you must

      >  purchase your shares through an account at Prudential Securities,

      > purchase your shares through an ADVANTAGE Account or an Investor Account with Pruco Securities Corporation, or

      >  purchase your shares through another broker.

     This waiver is not available to investors who purchase shares directly from the Transfer Agent. If you are entitled to the waiver, you must notify either the Transfer Agent or your broker. The Transfer Agent may require any supporting documents it considers to be appropriate.

QUALIFYING FOR CLASS Z SHARES

Class Z shares of the Fund can be purchased by any of the following:

      > Any Benefit Plan as defined above, and certain nonqualified plans, provided the Benefit Plan--in combination with other plans sponsored by the same employer or group of related employers--has at least $50 million in defined contribution assets

      > Participants in any fee-based program or trust program sponsored by Prudential or an affiliate which includes mutual funds as investment options and the Fund as an available option

      > Certain participants in the MEDLEY Program (group variable annuity contracts) sponsored by Prudential for whom Class Z shares of the Prudential Mutual Funds are an available option

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      >  Benefit Plans for which an affiliate of the Distributor provides administrative or record-keeping services, and as of September 20, 1996 were either Class Z shareholders of the Prudential Mutual Funds or executed a letter of intent to purchase Class Z shares of the Prudential Mutual Funds

      > The Prudential Securities Cash Balance Pension Plan, an employee-defined benefit plan sponsored by Prudential Securities

      > Current and former Directors/Trustees of the Prudential Mutual Funds (including the Fund)

      > Employees of Prudential and/or Prudential Securities who participate in a Prudential-sponsored employee savings plan

      >  Prudential with an investment of $10 million or more

     In connection with the sale of shares, the Manager, the Distributor or one of their affiliates may pay brokers, financial advisers and other persons a commission of up to 3% of the purchase price for Class B shares, up to 2% of the purchase price for Class C shares and a finder's fee for Class Z shares from their own resources based on a percentage of the net asset value of shares sold or otherwise.

CLASS B SHARES CONVERT TO CLASS A SHARES AFTER APPROXIMATELY FIVE YEARS

If you buy Class B shares and hold them for approximately five years, we will automatically convert them into Class A shares without charge. At that time, we will also convert any Class B shares that you purchased with reinvested dividends and other distributions. Since the 12b-1 fees for Class A shares are lower than for Class B shares, converting to Class A shares lowers your Fund expenses.

     When we do the conversion, you will get fewer Class A shares than the number of Class B shares converted if the price of the Class A shares is higher than the price of Class B shares. The total dollar value will be the same, so you will not have lost any money by getting fewer Class A shares. We do the conversions quarterly, not on the anniversary date of your purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Conversion Feature--Class B Shares."

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STEP 3: UNDERSTANDING THE PRICE YOU'LL PAY

The price you pay for each share of the Fund is based on the share value. The share value of a mutual fund--known as the NET ASSET VALUE OR NAV--is determined by a simple calculation--it's the total value of the Fund (assets minus liabilities) divided by the total number of shares outstanding. For example, if the value of the investments held by Fund XYZ (minus its liabilities) is $1,000 and there are 100 shares of Fund XYZ owned by shareholders, the price of one share of the fund--or the NAV--is $10 ($1,000 divided by 100). Portfolio securities are valued based upon market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Fund's Board. Most national newspapers report the NAVs of most mutual funds, which allows investors to check the price of mutual funds daily.

     We determine the NAV of our shares once each business day at 4:15 p.m. New York Time on days that the New York Stock Exchange is open for trading. Because we are a global fund, the NAV can change on days when you cannot buy or sell shares. We do not determine NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund's portfolio do not materially affect the NAV.

WHAT PRICE WILL YOU PAY FOR SHARES OF THE FUND?

For Class A and Class C shares, you'll pay the public offering price, which is the NAV next determined after we receive your order to purchase, plus an initial sales charge (unless you're entitled to a waiver). For Class B and Class Z shares, you will pay the NAV next determined after we receive your order to purchase (remember, there are no up-front sales charges for these share classes). Your broker may charge you a separate or additional fee for purchases of shares.

[SIDENOTE]
--------------------------------------------------------------------------------
MUTUAL FUND SHARES

The NAV of mutual fund shares changes every day because the value of a fund's portfolio changes constantly. For example, if Fund XYZ holds Utopia government bonds in its portfolio and the price of Utopia government bonds goes up, while the value of the fund's other holdings remains the same and expenses don't change, the NAV of Fund XYZ will increase.

--------------------------------------------------------------------------------

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STEP 4: ADDITIONAL SHAREHOLDER SERVICES

As a Fund shareholder, you can take advantage of the following services and privileges:

AUTOMATIC REINVESTMENT. As we explained in the "Fund Distributions and Tax Issues" section, the Fund pays out--or distributes--its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Fund at NAV, without any sales charge. If you want your distributions paid in cash, you can indicate this preference on your application, notify your broker or notify the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends.

     PRUDENTIAL MUTUAL FUND SERVICES LLC
     ATTN: ACCOUNT MAINTENANCE
     P.O. BOX 15015
     NEW BRUNSWICK, NJ 08906-5015

AUTOMATIC INVESTMENT PLAN. You can make regular purchases of the Fund for as little as $50 by having the money automatically withdrawn from your bank or brokerage account at specified intervals.

RETIREMENT PLAN SERVICES. Prudential offers a wide variety of retirement plans for individuals and institutions, including large and small businesses. For information on IRAs, including Roth IRAs or SEP-IRAs for a one-person business, please contact your financial adviser. If you are interested in opening a 401(k) or other company-sponsored retirement plan (SIMPLES, SEP plans, Keoghs, 403(b) plans, pension and profit-sharing plans), your financial adviser will help you determine which retirement plan best meets your needs. Complete instructions about how to establish and maintain your plan and how to open accounts for you and your employees will be included in the retirement plan kit you receive in the mail.

THE PRUTECTOR PROGRAM. Optional group term life insurance--which protects the value of your Prudential Mutual Fund investment for your beneficiaries against market declines--is available to investors who purchase their

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shares through Prudential. This insurance is subject to various restrictions and charges and is not available in all states.

SYSTEMATIC WITHDRAWAL PLAN. A systematic withdrawal plan is available that will provide you with monthly or quarterly checks. Remember, the sale of Class B and Class C shares may be subject to a CDSC.

REPORTS TO SHAREHOLDERS. Every year we will send you an annual report (along with an updated prospectus) and a semi-annual report, which contain important financial information about the Fund. To reduce Fund expenses, we will send one annual shareholder report, one semi-annual shareholder report and one annual prospectus per household, unless you instruct us or your broker otherwise.

HOW TO SELL YOUR SHARES

You can sell your shares of the Fund for cash (in the form of a check) at any time, subject to certain restrictions.

     When you sell shares of the Fund--also known as redeeming your shares--the price you will receive will be the NAV next determined after the Transfer Agent, the Distributor or your broker receives your order to sell. If your broker holds your shares, he or she must receive your order to sell by 4:15 p.m. New York time to process the sale on that day. Otherwise, contact:

     PRUDENTIAL MUTUAL FUND SERVICES LLC
     ATTN: REDEMPTION SERVICES
     P.O. BOX 15010
     NEW BRUNSWICK, NJ 08906-5010

     Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, payment will be credited to your account. If you are selling shares you recently purchased with a check, we may delay sending you the sales proceeds until your check clears, which can take up to 10 days from the purchase date. You can avoid delay if you purchase by wire, certified check or cashier's check. Your broker may charge you a separate or additional fee for sales of shares.

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RESTRICTIONS ON SALES

There are certain times when you may not be able to sell shares of the Fund, or when we may delay paying you the proceeds from a sale. This may happen during unusual market conditions or emergencies when the Fund can't determine the value of its assets or sell its holdings. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

     If you are selling more than $50,000 of shares, you want the check sent to someone or some place that is not in our records, you are a business or a trust and if you hold your shares directly with the Transfer Agent, you will need to have the signature on your sell order guaranteed by a financial institution. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares--Signature Guarantee."

CONTINGENT DEFERRED SALES CHARGE (CDSC)

If you sell Class B shares within four years of purchase or Class C shares within 18 months of purchase (one year for Class C shares purchased before November 2, 1998), you will have to pay a CDSC. To keep the CDSC as low as possible, we will sell amounts representing shares in the following order:

      > Amounts representing shares you purchased with reinvested dividends and distributions

      > Amounts representing the increase in NAV above the total amount of payments for shares made during the past four years for Class B shares and 18 months for Class C shares (one year for Class C shares purchased before November 2, 1998)

      > Amounts representing the cost of shares held beyond the CDSC period (four years for Class B shares and 18 months for Class C shares)

     Since shares that fall into any of the categories listed above are not subject to the CDSC, selling them first helps you to avoid--or at least minimize--the CDSC.

     Having sold the exempt shares first, if there are any remaining shares that are subject to the CDSC, we will apply the CDSC to amounts representing the cost of shares held for the longest period of time within the applicable CDSC period.

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     As we noted before in the "Share Class Comparison" chart, the CDSC for
Class B shares is 3% in the first year, 2% in the second, 1% in the third and the fourth, and 0% in the fifth year. The rate decreases on the first day of the month following the anniversary date of your purchase, not on the anniversary date itself. The CDSC is 1% for Class C shares--which is applied to shares sold within 18 months of purchase (or one year if purchased before November 2, 1998). For both Class B and Class C shares, the CDSC is the lesser of the original purchase price or the redemption proceeds. For purposes of determining how long you've held your shares, all purchases during the month are grouped together and considered to have been made on the last day of the month.

     The holding period for purposes of determining the applicable CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund.

WAIVER OF THE CDSC -- CLASS B SHARES

The CDSC will be waived if the Class B shares are sold:

      > After a shareholder is deceased or disabled (or, in the case of a trust account, the death or disability of the grantor). This waiver applies to individual shareholders, as well as shares owned in joint tenancy (with rights of survivorship), provided the shares were purchased before the death or disability

      > To provide for certain distributions--made without IRS penalty--from a tax-deferred retirement plan, IRA or Section 403(b) custodial account

      >  On certain sales from a Systematic Withdrawal Plan

     For more information on the above and other waivers, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Waiver of Contingent Deferred Sales Charge--Class B Shares."

WAIVER OF THE CDSC -- CLASS C SHARES

PRUDENTIAL RETIREMENT PLANS. The CDSC will be waived for purchases of Class C shares by both qualified and nonqualified retirement and deferred compensation plans participating in a PruArray Plan and other plans if Prudential also provides administrative or recordkeeping services. The CDSC will also be waived on redemptions from Benefit Plans sponsored by

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Prudential and its affiliates to the extent that the redemption proceeds are invested in The Guaranteed Investment Account (a group annuity insurance product sponsored by Prudential), the Guaranteed Insulated Separate Account (a separate account offered by Prudential) and shares of The Stable Value Fund (an unaffiliated bank collective fund).

OTHER BENEFIT PLANS. The CDSC will be waived on redemptions from Benefit Plans holding shares through a broker not affiliated with Prudential and for which the broker provides administrative or record-keeping services.

REDEMPTION IN KIND

If the sales of Fund shares you make during any 90-day period reach the lesser of $250,000 or 1% of the value of the Fund's net assets, we can then give you securities from the Fund's portfolio instead of cash. If you want to sell the securities for cash, you would have to pay the costs charged by a broker.

SMALL ACCOUNTS

If you make a sale that reduces your account value to less than $500, we may sell the rest of your shares (without charging any CDSC) and close your account. We would do this to minimize the Fund's expenses paid by other shareholders. We will give you 60 days' notice, during which time you can purchase additional shares to avoid this action. This involuntary sale does not apply to shareholders who own their shares as part of a 401(k) plan, an IRA or some other tax-deferred plan or account.

90-DAY REPURCHASE PRIVILEGE

After you redeem your shares, you have a 90-day period during which you may reinvest any of the redemption proceeds in shares of the same Fund without paying an initial sales charge. Also, if you paid a CDSC when you redeemed your shares, we will credit your new account with the appropriate number of shares to reflect the amount of the CDSC you paid. In order to take advantage of this one-time privilege, you must notify the Transfer Agent or your broker at the time of the repurchase. See the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

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RETIREMENT PLANS

To sell shares and receive a distribution from a retirement account, call your broker or the Transfer Agent for a distribution request form. There are special distribution and income tax withholding requirements for distributions from retirement plans and you must submit a withholding form with your request to avoid delay. If your retirement plan account is held for you by your employer or plan trustee, you must arrange for the distribution request to be signed and sent by the plan administrator or trustee. For additional information, see the SAI.

HOW TO EXCHANGE YOUR SHARES

You can exchange your shares of the Fund for shares of the same class in certain other Prudential Mutual Funds--including certain money market funds--if you satisfy the minimum investment requirements. For example, you can exchange Class A shares of the Fund for Class A shares of another Prudential Mutual Fund, but you can't exchange Class A shares for Class B, Class C or Class Z shares. Class B and Class C shares may not be exchanged into money market funds other than Prudential Special Money Market Fund, Inc. After an exchange, at redemption the CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund. We may change the terms of the exchange privilege after giving you 60 days' notice.

     If you hold shares through a broker, you must exchange shares through your broker. Otherwise contact:

     PRUDENTIAL MUTUAL FUND SERVICES LLC
     ATTN: EXCHANGE PROCESSING
     P.O. BOX 15010
     NEW BRUNSWICK, NJ 08906-5010

     There is no sales charge for such exchanges. However, if you exchange--and then sell--Class B shares within approximately four years of your original purchase or Class C shares within 18 months of your original purchase, you must still pay the applicable CDSC. If you have exchanged Class B or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted in calculating the required holding periods for CDSC liability.

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     Remember, as we explained in the section entitled "Fund Distributions and
Tax Issues -- If You Sell or Exchange Your Shares," exchanging shares is considered a sale for tax purposes. Therefore, if the shares you exchange are worth more than you paid for them, you may have to pay capital gains tax. For additional information about exchanging shares, see the SAI, "Shareholder Investment Account--Exchange Privilege."

     If you own Class B or Class C shares and qualify to purchase Class A shares without paying an initial sales charge, we will automatically exchange your Class B or Class C shares which are not subject to a CDSC for Class A shares. We make such exchanges on a quarterly basis if you qualify for this exchange privilege. We have obtained a legal opinion that this exchange is not a "taxable event" for federal income tax purposes, but the opinion is not binding on the IRS.

FREQUENT TRADING

Frequent trading of Fund shares in response to short-term fluctuations in the market--also known as "market timing"--may make it very difficult to manage the Fund's investments. When market timing occurs, the Fund may have to sell portfolio securities to have the cash necessary to redeem the market timer's shares. This can happen at a time when it is not advantageous to sell any securities, so the Fund's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because we cannot predict how much cash the Fund will have to invest. When, in our opinion, such activity would have a disruptive effect on portfolio management, the Fund reserves the right to refuse purchase orders and exchanges into the Fund by any person, group or commonly controlled account. The Fund may notify a market timer of rejection of an exchange or purchase order after to the day the order is placed. If the Fund allows a market timer to trade Fund shares, it may require the market timer to enter into a written agreement to follow certain procedures and limitations.

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                                                                              35

FINANCIAL HIGHLIGHTS

The financial highlights will help you evaluate the Fund's financial performance. The TOTAL RETURN in each chart represents the rate that a shareholder earned on an investment in that share class of the Fund, assuming reinvestment of all dividends and other distributions. The information is for each share class for the periods indicated.

     Review each chart with the financial statements and report of independent accountants which appear in the annual report and the SAI and are available upon request. Additional performance information for each share class is contained in the annual report, which you can receive at no charge.

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FINANCIAL HIGHLIGHTS

CLASS A SHARES

The financial highlights for the two years ended October 31, 1998 were audited
by                             , independent accountants, and the financial
highlights for the three years ended October 31, 1996 were audited by other independent auditors, whose reports were unqualified.


  CLASS A SHARES (FISCAL YEARS ENDED 10-31)

  PER SHARE OPERATING PERFORMANCE      1998(1)   1997(1)   1996      1995     1994
-------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF YEAR   $8.41    $8.82     $8.39     $8.56     $9.29
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                  .54      .60       .60       .61       .70
  Net realized and unrealized gain
    (loss) on investment and foreign
    currency transactions               (.29)    (.16)       .40     (.21)     (.86)
  TOTAL FROM INVESTMENT OPERATIONS       .25      .44      1.00       .40      (.16)
------------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income  (.54)    (.60)     (.57)     (.48)        --
  Distributions in excess of
    net investment income               (.22)    (.25)        --        --        --
  Tax return of capital distributions   (.10)       --        --     (.09)     (.57)
  TOTAL DISTRIBUTIONS                   (.86)    (.85)     (.57)     (.57)     (.57)
  NET ASSET VALUE, END OF YEAR         $7.80    $8.41     $8.82     $8.39     $8.56
  TOTAL RETURN(2)                       3.01%    5.14%    12.35%     4.92%    (1.89)%

------------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA              1998     1997      1996      1995      1994
------------------------------------------------------------------------------------
  NET ASSETS, END OF YEAR (000)      $64,538  $85,109   $69,051   $18,216   $28,841
  Average net assets (000)           $73,853  $83,590   $53,284   $20,153   $38,000
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution
   fees                                 1.36%    1.35%     1.32%     1.21%     1.17%
  Expenses, excluding distribution
   fees                                 1.21%    1.20%     1.17%     1.06%     1.02%
  Net investment income                 6.65%    6.94%     7.12%     7.25%     7.67%
  Portfolio turnover                      40%      53%      101%      199%      232%
------------------------------------------------------------------------------------

(1) CALCULATED BASED UPON AVERAGE SHARES OUTSTANDING DURING THE YEAR.

(2) TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS, BUT DOES NOT INCLUDE THE EFFECT OF SALES CHARGES. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH PERIOD REPORTED.

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--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

CLASS B SHARES

The financial highlights for the two years ended October 31, 1998 were audited
by                              , independent accountants, and the financial
highlights for the three years ended October 31, 1996 were audited by other independent auditors, whose reports were unqualified.


  CLASS B SHARES (FISCAL YEARS ENDED 10-31)

  PER SHARE OPERATING PERFORMANCE             1998(1)   1997(1)    1996     1995      1994
-------------------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF YEAR          $8.45     $8.85     $8.42     $8.56     $9.29
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                         .51       .55       .55       .56       .62
  Net realized and unrealized gain (loss)
    on investment and foreign
    currency transactions                      (.31)     (.16)      .40      (.19)     (.86)
  Total from Investment Operations              .20       .39       .95       .37      (.24)
-------------------------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income         (.51)     (.55)     (.52)     (.43)       --
  Distributions in excess of
    net investment income                      (.19)     (.24)       --        --        --
  Tax return of capital distributions          (.10)       --        --      (.08)     (.49)
  TOTAL DISTRIBUTIONS                          (.80)     (.79)     (.52)     (.51)     (.49)
  NET ASSET VALUE, END OF YEAR                $7.85     $8.45     $8.85     $8.42     $8.56
  TOTAL RETURN(2)                              2.48%     4.59%    11.61%     4.60%     2.62%
-------------------------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                     1998     1997      1996       1995     1994
-------------------------------------------------------------------------------------------------
  NET ASSETS, END OF YEAR (000)              $1,562    $2,397   $44,804  $108,454  $188,966
  Average net assets (000)                   $2,397   $17,941   $70,794  $139,248  $281,143
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution fees        1.96%     1.95%     1.92%     1.83%     1.97%
  Expenses, excluding distribution fees        1.21%     1.20%     1.17%     1.08%     1.02%
  Net investment income                        6.03%     6.34%     6.51%     6.61%     6.82%
  Portfolio turnover                             40%       53%      101%      199%      232%
-------------------------------------------------------------------------------------------------

(1) CALCULATED BASED UPON AVERAGE SHARES OUTSTANDING DURING THE YEAR.

(2) TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS, BUT DOES NOT INCLUDE THE EFFECT OF SALES CHARGES. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH PERIOD REPORTED.

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FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

CLASS C SHARES

The financial highlights for the two years ended October 31, 1998 were audited
by                          , independent accountants, and the financial
highlights for the two years ended October 31, 1996 and the period from August 1, 1994 through October 31, 1994 were audited by other independent auditors, whose reports were unqualified.


  CLASS C SHARES (FISCAL PERIODS ENDED 10-31)

  PER SHARE OPERATING PERFORMANCE         1998(1)  1997(1)    1996      1995     1994(2)
-------------------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF PERIOD    $8.45    $8.85     $8.42     $8.56     $8.61
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                     .50      .55       .55       .54       .14
  Net realized and unrealized gain (loss)
    on investment and foreign
    currency transactions                  (.30)    (.16)      .40     (.17)      (.06)
  TOTAL FROM INVESTMENT OPERATIONS          .20      .39       .95       .37       .08
--------------------------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income     (.50)    (.55)     (.52)     (.43)        --
  Distributions in excess of
    net investment income                  (.20)    (.24)        --        --        --
  Tax return of capital distributions      (.10)       --        --     (.08)     (.13)
  TOTAL DISTRIBUTIONS                      (.80)    (.79)     (.52)     (.51)     (.13)
  NET ASSET VALUE, END OF PERIOD          $7.85    $8.45     $8.85     $8.42     $8.56
  TOTAL RETURN(3)                          2.48%     4.59%    11.61%     4.60%      .75%
-------------------------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                1998(1)  1997(1)    1996      1995      1994(2)
-------------------------------------------------------------------------------------------------
  NET ASSETS, END OF PERIOD (000)           $51     $107       $54     $7554     $2004
  Average net assets (000)                  $64     $116        $4   $1,4614     $1994
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution fees    1.96%    1.95%     1.92%     1.70%      .93%(5)
  Expenses, excluding distribution fees    1.21%    1.20%     1.17%      .95%      .18%(5)
  Net investment income                    6.07%    6.36%     6.35%     6.43%     7.02%(5)
  Portfolio turnover                         40%      53%      101%      199%      232%
-------------------------------------------------------------------------------------------------

(1) CALCULATED BASED UPON AVERAGE SHARES OUTSTANDING DURING THE PERIOD.

(2) FOR THE PERIOD FROM AUGUST 1, 1994 (WHEN CLASS C SHARES WERE FIRST OFFERED) THROUGH OCTOBER 31, 1994.

(3) TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS, BUT DOES NOT INCLUDE THE EFFECT OF SALES CHARGES. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH PERIOD REPORTED. TOTAL RETURN FOR PERIODS OF LESS THAN A FULL YEAR IS NOT ANNUALIZED.

(4) AMOUNTS ARE ACTUAL AND NOT ROUNDED TO THE NEAREST THOUSAND.

(5) ANNUALIZED.

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                                                                              39

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FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

CLASS Z SHARES

The financial highlights for the year ended October 31, 1998 and for the period from January 27, 1997 through October 31, 1997 were audited by
                          , independent accountants, whose report was
unqualified.


  CLASS Z SHARES (FISCAL PERIODS ENDED 10-31)
  PER SHARE OPERATING PERFORMANCE                      1998(1)    1997(1,2)
-------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF PERIOD                 $8.44     $8.57
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                                  .55       .43
  Net realized and unrealized gain (loss)
    on investment and foreign currency transactions     (.28)     (.11)
  TOTAL FROM INVESTMENT OPERATIONS                       .27       .32

--------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income                  (.55)     (.43)
  Tax return of capital distributions                   (.10)       --
  Distributions in excess of net investment income      (.22)     (.02)
  TOTAL DISTRIBUTIONS                                   (.87)     (.45)
  NET ASSET VALUE, END OF PERIOD                       $7.84     $8.44
  TOTAL RETURN(3)                                       3.28%     3.53%
--------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                              1998(1)   1997(1,2)
--------------------------------------------------------------------------------
  Net assets, end of period (000)                        $49        $4
  Average net assets (000)                               $43      $3084
  Ratios to average net assets:
  Expenses, including distribution fees                 1.21%     1.20%5
  Expenses, excluding distribution fees                 1.21%     1.20%5
  Net investment income                                 6.83%    14.07%5
  Portfolio turnover                                      40%       53%
--------------------------------------------------------------------------------

(1)  CALCULATED BASED UPON AVERAGE SHARES OUTSTANDING DURING THE PERIOD.

(2) FOR THE PERIOD FROM JANUARY 27, 1997 (WHEN CLASS Z SHARES WERE FIRST OFFERED) THROUGH OCTOBER 31, 1997.

(3)  TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER
     DISTRIBUTIONS. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH PERIOD REPORTED. TOTAL RETURN FOR PERIODS OF LESS THAN A FULL YEAR IS NOT ANNUALIZED.

(4)  AMOUNT IS ACTUAL AND NOT ROUNDED TO THE NEAREST THOUSAND.

(5)  ANNUALIZED.

--------------------------------------------------------------------------------
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                                                                              41

--------------------------------------------------------------------------------
THE PRUDENTIAL MUTUAL FUND FAMILY
--------------------------------------------------------------------------------

Prudential offers a broad range of mutual funds designed to meet your individual needs. For information about these funds, contact your financial adviser or call us at (800) 225-1852. Read the prospectus carefully before you invest or send money.

STOCK FUNDS

PRUDENTIAL DISTRESSED SECURITIES
   FUND, INC.
PRUDENTIAL EMERGING GROWTH FUND, INC.
PRUDENTIAL EQUITY FUND, INC.
PRUDENTIAL EQUITY INCOME FUND
PRUDENTIAL INDEX SERIES FUND
   PRUDENTIAL SMALL-CAP INDEX FUND
   PRUDENTIAL STOCK INDEX FUND
THE PRUDENTIAL INVESTMENT
   PORTFOLIOS, INC.
   PRUDENTIAL JENNISON GROWTH FUND
   PRUDENTIAL JENNISON GROWTH
      & INCOME FUND
PRUDENTIAL MID-CAP VALUE FUND
PRUDENTIAL REAL ESTATE SECURITIES FUND
PRUDENTIAL SMALL-CAP QUANTUM
   FUND, INC.
PRUDENTIAL SMALL COMPANY VALUE
   FUND, INC.
PRUDENTIAL 20/20 FOCUS FUND
PRUDENTIAL UTILITY FUND, INC.
NICHOLAS-APPLEGATE FUND, INC.
   NICHOLAS-APPLEGATE GROWTH
      EQUITY FUND

ASSET ALLOCATION/BALANCED FUNDS
PRUDENTIAL BALANCED FUND
PRUDENTIAL DIVERSIFIED FUNDS
   CONSERVATIVE GROWTH FUND
   MODERATE GROWTH FUND
   HIGH GROWTH FUND
THE PRUDENTIAL INVESTMENT
   PORTFOLIOS, INC.
   PRUDENTIAL ACTIVE BALANCED FUND

GLOBAL FUNDS

GLOBAL STOCK FUNDS
PRUDENTIAL DEVELOPING MARKETS FUND
   PRUDENTIAL DEVELOPING MARKETS
      EQUITY FUND
   PRUDENTIAL LATIN AMERICA EQUITY FUND
PRUDENTIAL EUROPE GROWTH FUND, INC.
PRUDENTIAL GLOBAL GENESIS FUND, INC.
PRUDENTIAL INDEX SERIES FUND
   PRUDENTIAL EUROPE INDEX FUND
   PRUDENTIAL PACIFIC INDEX FUND
PRUDENTIAL NATURAL RESOURCES
   FUND, INC.
PRUDENTIAL PACIFIC GROWTH FUND, INC.
PRUDENTIAL WORLD FUND, INC.
   GLOBAL SERIES
   INTERNATIONAL STOCK SERIES
GLOBAL UTILITY FUND, INC.
GLOBAL BOND FUNDS
PRUDENTIAL GLOBAL LIMITED MATURITY
   FUND, INC.
   LIMITED MATURITY PORTFOLIO
PRUDENTIAL INTERMEDIATE GLOBAL INCOME
   FUND, INC.
PRUDENTIAL INTERNATIONAL BOND
   FUND, INC.
THE GLOBAL TOTAL RETURN FUND, INC.

--------------------------------------------------------------------------------
42 LIMITED MATURITY PORTFOLIO            [LOGO] (800) 225-1852

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

BOND FUNDS

TAXABLE BOND FUNDS
PRUDENTIAL DIVERSIFIED BOND FUND, INC.
PRUDENTIAL GOVERNMENT INCOME
   FUND, INC.
PRUDENTIAL GOVERNMENT SECURITIES TRUST
   SHORT-INTERMEDIATE TERM SERIES
PRUDENTIAL HIGH YIELD FUND, INC.
PRUDENTIAL HIGH YIELD TOTAL RETURN
   FUND, INC.
PRUDENTIAL INDEX SERIES FUND
   PRUDENTIAL BOND MARKET INDEX FUND
PRUDENTIAL STRUCTURED MATURITY
   FUND, INC.
   INCOME PORTFOLIO

TAX-EXEMPT BOND FUNDS
PRUDENTIAL CALIFORNIA MUNICIPAL FUND
   CALIFORNIA SERIES
   CALIFORNIA INCOME SERIES
PRUDENTIAL MUNICIPAL BOND FUND
   HIGH INCOME SERIES
   INSURED SERIES
PRUDENTIAL MUNICIPAL SERIES FUND
   FLORIDA SERIES
   MASSACHUSETTS SERIES
   NEW JERSEY SERIES
   NEW YORK SERIES
   NORTH CAROLINA SERIES
   OHIO SERIES
   PENNSYLVANIA SERIES
PRUDENTIAL NATIONAL MUNICIPALS
   FUND, INC.

MONEY MARKET FUNDS

TAXABLE MONEY MARKET FUNDS
CASH ACCUMULATION TRUST
   LIQUID ASSETS FUND
   NATIONAL MONEY MARKET FUND
PRUDENTIAL GOVERNMENT SECURITIES TRUST
   MONEY MARKET SERIES
   U.S. TREASURY MONEY MARKET SERIES
PRUDENTIAL SPECIAL MONEY MARKET
   FUND, INC.
   MONEY MARKET SERIES
PRUDENTIAL MONEYMART ASSETS, INC.

TAX-FREE MONEY MARKET FUNDS
PRUDENTIAL TAX-FREE MONEY FUND, INC.
PRUDENTIAL CALIFORNIA MUNICIPAL FUND
   CALIFORNIA MONEY MARKET SERIES
PRUDENTIAL MUNICIPAL SERIES FUND
   CONNECTICUT MONEY MARKET SERIES
   MASSACHUSETTS MONEY MARKET SERIES
   NEW JERSEY MONEY MARKET SERIES
   NEW YORK MONEY MARKET SERIES

COMMAND FUNDS
COMMAND MONEY FUND
COMMAND GOVERNMENT FUND
COMMAND TAX-FREE FUND

INSTITUTIONAL MONEY MARKET FUNDS
PRUDENTIAL INSTITUTIONAL LIQUIDITY
   PORTFOLIO, INC.
   INSTITUTIONAL MONEY MARKET SERIES

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                                                                              45

FOR MORE INFORMATION:
Please read this prospectus before you invest in the Fund and keep it for future reference. For information or shareholder questions contact:
Prudential Mutual Fund Services LLC

P.O. BOX 15005
NEW BRUNSWICK, NJ 08906-5005
(800) 225-1852
(732) 417-7555
   (if calling from outside the U.S.)

--------------------------------------------------------------------------------
Outside Brokers Should Contact:
PRUDENTIAL INVESTMENT MANAGEMENT
   SERVICES LLC
P.O. BOX 15035
NEW BRUNSWICK, NJ 08906-5035

(800) 778-8769

--------------------------------------------------------------------------------
Visit Prudential's Web Site At:
HTTP://WWW.PRUDENTIAL.COM

--------------------------------------------------------------------------------
Additional information about the Fund can be obtained without charge and can be found in the following documents:
STATEMENT OF ADDITIONAL
   INFORMATION (SAI)
   (incorporated by reference into
   this prospectus)

ANNUAL REPORT
   (contains a discussion of the market conditions and investment strategies that significantly affect the Fund's performance)
SEMI-ANNUAL REPORT
You can also obtain copies of Fund documents from the Securities and Exchange Commission as follows:
By Mail:
Securities and Exchange Commission
Public Reference Section
Washington, DC 20549-6009 (The SEC charges a fee to copy documents.)
In Person:
Public Reference Room in Washington, DC
   (For hours of operation, call
   1(800) SEC-0330)
Via the Internet:
http://www.sec.gov

MF144A